LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into and made effective this 11h day of September 2006, by and between GWIN, Inc., a Delaware corporation (the “Company”) and CSI Business Finance, Inc., a Florida corporation (“Lender”).

RECITALS:

WHEREAS, Lender has agreed the lend to the Company, and the Company has agreed to borrow from Lender (the “Loan”) the sum of Six Hundred Fifty-Five Thousand Dollars ($655,000) (the “Loan Amount”) subject to the terms and conditions set forth herein below;

WHEREAS, as a material inducement for Lender to enter into this Agreement and to fund the Loan Amount, the Company has agreed to issue to Lender two (2) promissory notes on the terms and subject to the conditions set forth herein (together, the “Notes” and each, a “Note”), in the form attached hereto as Exhibit A and evidencing the terms and conditions of each Note;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and Lender are executing and delivering a Security Agreement (the “Security Agreement”) pursuant to which the Company is agreeing to provide to Lender a security interest in the Pledged Collateral (as this term is defined in the Security Agreement) to secure the Company’s obligations under this Agreement, the other Transaction Documents (as defined herein below) or any other obligations of the Company to Lender;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Global SportsEDGE, Inc., a wholly-owned subsidiary of the Company (“GSE”) and Lender are executing and delivering a Security Agreement (the “Subsidiary Security Agreement”) pursuant to which GSE is agreeing to provide to Lender a security interest in Pledged Collateral (as this term is defined in the Security Agreement) to secure the Company’s obligations under this Agreement, the other Transaction Documents, or any other obligations of the Company to Lender;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Pledge and Escrow Agreement (the “Pledge and Escrow Agreement”) pursuant to which the Company has agreed to provide to Lender a security interest in the Pledged Shares (as this term is defined in the Pledge and Escrow Agreement) to secure the Company’s obligations under this Agreement, the other Transaction Documents or any other obligations of the Company to Lender;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Wayne Allyn Root and the parties hereto are executing and delivering an Insider Pledge and Escrow Agreement (the “Insider Pledge Agreement”) pursuant to which Mr. Root has agreed to provide to Lender a security interest in the Pledged Shares (as this term is defined in the Insider Pledge Agreement) to secure the Company’s obligations under this Agreement, the other Transaction Documents or any other obligations of the Company to Lender; and

NOW THEREFORE, and in consideration of the foregoing, the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Lender agree as follows:

SECTION 1. THE LOAN

1.1.  Acknowledgment. The Company acknowledges that each and every term and condition of this Agreement, the Notes, the Security Agreement, the Subsidiary Security Agreement, the Pledge and Escrow Agreement and the Insider Pledge Agreement (collectively, the “Transaction Documents”) are incorporated herein by reference and shall continue in full force and effect, enforceable in accordance with their terms, except to the extent modified, changed or amended by the terms of this Agreement.

1.2.  The Loan. Pursuant to the terms and subject to the conditions set forth in this Agreement, Lender hereby agrees to issue to the Company the Loan in the Loan Amount of Six Hundred Fifty-Five Thousand Dollars ($655,000), of which (a) Three Hundred Fifty-Five Thousand Dollars ($355,000) shall be funded to the Company on the date hereof (the “First Closing”) and Three Hundred Thousand Dollars ($300,000) shall be funded to the Company upon the Company effectuating the Share Increase in accordance with Section 5.8 herein (the “Second Closing” and together with the First Closing, the “Closings” and each, a “Closing”).

1.3.  The Closings. Each Closing shall take place at 12:00 a.m. Eastern Standard Time at the offices of the Company, 5052 South Jones Boulevard, Suite 100, Las Vegas, Nevada 89118, subject to notification of satisfaction of the conditions to each Closing set forth in Section 4 herein (or such later dates as is mutually agreed to by the Company and Lender). The date of the First Closing shall hereinafter be referred to as the “First Closing Date” and the date of the Second Closing shall hereinafter be referred to as the “Second Closing Date”.

1.4.  The Notes. The total indebtedness due to Lender shall be Six Hundred Fifty-Five Thousand Dollars ($655,000), which such amount shall be evidenced by (a) a Note, dated the date hereof, issued to Lender by the Company in the principal amount of Three Hundred Fifty-Five Thousand Dollars ($355,000) and (b) a Note, dated as of the Second Closing Date, in the principal amount of Three Hundred Thousand Dollars ($300,000). The entire principal balance of the Loan together with any accrued but unpaid interest and such other amounts payable by the Company to Lender under the Notes shall be due and payable on or before June 30, 2007 and shall otherwise be payable in accordance with the terms and subject to the conditions set forth in the Notes.

1.5.  Forms of Payment. Subject to the satisfaction of the terms and conditions of this Agreement, at each Closing: (a) Lender shall deliver to the Company such amounts evidenced in the Note to be delivered at such Closing in accordance with the terms and subject to the conditions set forth herein and in such Note, minus those fees to be paid directly from the proceeds of each Closing as set forth in this Agreement and those certain Disbursement Instructions attached hereto as Exhibit B and (b) the Company shall deliver to Lender the Note to be delivered in accordance with Section 1.4 herein, duly executed by the Company.

SECTION 2. LENDER’S REPRESENTATIONS AND WARRANTIES

Lender represents and warrants to the Company as of the date hereof that:

2.1.  Information. Lender and its advisors (and its counsel) have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed decision regarding its issuance of the Loan to the Company, which have been requested by Lender. Lender and its advisors have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by Lender, or its advisors, or its representatives shall modify, amend or affect Lender’s right to rely on the Company’s representations and warranties contained in Section 3 below. Lender understands that the Loan involves a high degree of risk. Lender is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and Lender to obtain information from the Company in order to evaluate the merits and risks of this transaction. Lender has sought such accounting, legal and tax advice, as it has considered necessary to make an informed decision with respect to the Loan.

2.2.  Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Lender and is a valid and binding agreement of Lender enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.3.  Receipt of Documents. Lender and its counsel have received and read in their entirety: (a) this Agreement and each representation, warranty and covenant set forth herein and the other Transaction Documents; (b) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; (c) the Company’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2005; (d) the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 2006 and (e) answers to all questions Lender submitted to the Company regarding the Loan to the Company; and Lender has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

2.4.  Organization and Qualification. Lender is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Lender is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

2.5.  No Legal Advice From the Company. Lender acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Lender is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to the Loan, the transactions contemplated by this Agreement or the laws of any jurisdiction.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as of the date hereof to Lender that, except as set forth in the SEC Documents (as defined herein) or in the Disclosure Schedule attached hereto (the “Disclosure Schedule”):

3.1.  Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

3.2.  Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents and to issue the Notes in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes have been duly authorized by the Company’s Board of Directors (the “Board”) and no further consent or authorization is required by the Company, the Board or the Company’s stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. The authorized officer of the Company executing the Transaction Documents knows of no reason why the Company cannot perform any of the Company’s other obligations under such documents.

3.3.  Capitalization. The authorized capital stock of the Company consists of One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”), of which 108,383,180 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.0001 (“Preferred Stock”), of which 462,222 shares of convertible Series A Preferred are issued and outstanding. The Company will have Seven Hundred Fifty Millon (750,000,000) authorized shares of Common Stock after it effectuates the Share Increase as required by Section 5.8 herein. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except those shares pledged by the Company pursuant to the Transaction Documents, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in Item 3.3 of the Disclosure Schedule, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory agency. The Company has furnished to Lender true and correct copies of the Company’s Certificate of Incorporation (as amended) and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

3.4.  No Conflicts. Except as disclosed in Item 3.4 of the Disclosure Schedule, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Except as disclosed in Item 3.4 of the Disclosure Schedule, neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

3.5.  SEC Documents: Financial Statements. Since January 1, 2003, the Company has filed, and will timely file and maintain all Nasdaq OTC Bulletin Board listing requirements and all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). The Company has delivered to Lender or its representatives, or made available through the SEC’s website at http://www.sec.gov., true and complete copies of the SEC Documents. As of their respective dates, the financial statements of the Company disclosed in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to Lender which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.6.  Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or on the transactions contemplated hereby and by the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents.

3.7.  10(b)-5. Neither the Transaction Documents nor the SEC Documents include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

3.8.  Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

3.9.  Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

3.10.  Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

3.11.  Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

3.12.  Title. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

3.13.  Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

3.14.  Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

3.15.  Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.16.  No Material Adverse Breaches, etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

3.17.  Tax Status. The Company and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

3.18.  Certain Transactions. Except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.19.  Reliance. The Company acknowledges that Lender is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement for Lender to fund the Loan Amount and to enter into the transactions contemplated by the Transaction Documents. The Company further acknowledges that without such representations and warranties of the Company made hereunder, Lender would not enter into this Agreement.

3.20.  Non-Public Information. The Company confirms that neither it nor any person acting on its behalf has provided Lender with any information that the Company believes constitutes material, non-public information.

3.21.  Sarbanes-Oxley. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, and is actively taking steps to ensure that it will be in compliance with other applicable provisions of such Act not currently in effect at all times after the effectiveness of such provisions except where such noncompliance would not have or reasonably be expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

SECTION 4. CONDITIONS TO LENDER’S OBLIGATIONS

4.1.  First Closing Conditions. The obligation of Lender to issue to the Company the Note at the First Closing is subject to the satisfaction, at or before the First Closing Date, of each of the following conditions:

(a)  The Company shall have executed the Transaction Documents and delivered the same to Lender.

(b)  The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the First Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the First Closing Date.

(c)  The Company shall have executed and delivered to Lender the Note, dated as of the date hereof, in the principal amount of Three Hundred Fifty-Five Thousand Dollars ($355,000);

(d)  The Company shall have provided to Lender a certificate of good standing from the secretary of state from the state in which the Company is incorporated.

(e)  The Company shall have satisfied all obligations with respect to obtaining a waiver of any and all rights of first refusal as to, and any other rights of participation in, the transactions contemplated by the Transaction Documents.

(f) Lender shall have received an opinion of counsel from Kirkpatrick & Lockhart Nicholson Graham, LLP in a form satisfactory to Lender.

4.2.  Second Closing Conditions. The obligation of Lender to issue to the Company the Note at the Second Closing is subject to the satisfaction, at or before the Second Closing Date, of each of the following conditions:

(a)  The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Second Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Second Closing Date.

(b)  The Company shall have executed and delivered to Lender the Note, dated as of the Second Closing Date, in the principal amount of Three Hundred Thousand Dollars ($300,000);

(c)  The Company shall have delivered to the Escrow Agent the Pledged Shares and the Transfer Documents (as such terms are defined in the Insider Pledge and Escrow Agreement), including, without limitation, executed medallion guaranteed stock powers as required pursuant to the Insider Pledge Agreement.

(d)  The Company shall have certified, in a certificate executed by two (2) officers of the Company and dated as of the Second Closing Date, that all conditions to the Second Closing have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

As long as there remains any amount outstanding under the Notes, the Company shall, unless waived in writing by Lender, comply with the Affirmative Covenants set forth herein:

5.1.  Best Efforts. The Company shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 4 of this Agreement.

5.2.  Use of Proceeds. The Company will use the proceeds from the Loan for general corporate and working capital purposes.

5.3.  Placement Fee. At the First Closing, the Company shall pay to Corporate Strategies, Inc. (“CSI”) a placement fee equal to ten percent (10%) of the gross funding amount ($65,500), which such gross funding amount shall be equal to the aggregate principal amount of the Notes to be delivered at the Closings, directly from the proceeds of the First Closing.

5.4.  Documentation Fee. The Company shall pay to Lender, and Lender shall retain from the proceeds of the First Closing, a non-refundable documentation fee equal to Five Thousand Dollars ($5,000) on the First Closing Date.

5.5.  Legal Fees. The Company shall pay to Kirkpatrick & Lockhart Nicholson Graham LLP Sixteen Thousand Eight Hundred Dollars ($16,500) directly from the proceeds of the First Closing on the First Closing Date for legal services rendered to the Company.

5.6.  Reimbursement Fee. At the First Closing, the Company shall pay to CSI an amount equal to Twenty-Five Thousand Dollars ($25,000) payable as a reimbursement fee to Mike King and Princeton Research directly from the proceeds of the First Closing.

5.7.  Investor Relations Fee. The Company shall pay to Clearvision International, Inc. and amount equal to One Hundred Ten Thousand Dollars ($110,000) for investor relations services rendered to the Company, of which (a) Fifty Thousand Dollars ($50,000) shall be paid directly from the proceeds of the First Closing and (b) Sixty Thousand Dollars ($60,000) shall be paid directly from the proceeds of the Second Closing.

5.8.  Amendment to Certificate of Incorporation. The Company shall file an amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least Seven Hundred Fifty Million (750,000,000) shares (the “Share Increase”). The failure of the Company to effect the Share Increase before September 20, 2006 shall be deemed an immediate Event of Default without regard to any cure periods thereunder.

5.9.  Financial Statements and Reports. Furnish to Lender, at the times set forth below, the following financial statements and reports:

(a)  As soon as available, but in any event within ninety (90) days after its fiscal year end, an audited financial statement of the Company consisting of a balance sheet, profit and loss statement certified by Company’s independent certified public accountant and reasonably satisfactory to Lender to have been prepared in accordance with GAAP, consistently applied.

(b)  As soon as available, but in any event within twenty (20) days after the last day of each quarter, a balance sheet and profit and loss statement dated as of the last business day of such month in form and detail as reasonably required by Lender certified by the chief financial officer of the Company to have been prepared from the records of the Company on the basis of accounting principles consistently applied by the Company.

(c)  Such other information concerning the business, operations and condition (financial or otherwise) of the Company as Lender may reasonably request.

(d)  As soon as available, but no later than fifteen (15) days after filing, a complete copy of the Company’s tax return filed with the Internal Revenue Service (the “IRS”) and copies of any and all extension requests of the Company filed with the IRS within seven (7) days of filing same.

5.10.  Maintenance of Corporate Existence. Maintain and preserve its corporate existence.

5.11.  Taxes, Assessments and Liens. The Company will pay or cause to be paid when due all taxes, assessments and liens upon any and all collateral pledged in the Transaction Documents (collectively, the “Collateral”) or its use or operation, upon this Agreement evidencing the Loan Amount, or upon any of the other Transaction Documents. The Company may withhold any such payment or may elect to contest any lien if the Company is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Lender’s interest in the Collateral is not jeopardized, in Lender’s sole opinion. If the Collateral is subjected to a lien which is not discharged within fifteen (15) days, the Company shall deposit with Lender cash, a sufficient corporate surety bond or other security satisfactory to Lender in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys’ fees or other charges that could accrue as a result of foreclosure or sale of the Collateral. In any contest the Company shall defend themselves and Lender and shall satisfy any final adverse judgment before enforcement against the Collateral. The Company shall name Lender as an additional obligee under any surety bond furnished in the contest proceedings.

5.12.  Notices. Immediately give notice to Lender of:

(a)  The commencement of any litigation relating to the Company involving claimed damages in excess of Ten Thousand Dollars ($10,000) or relating to the transactions contemplated by this Agreement;

(b)  The commencement of any material arbitration or governmental proceeding or investigation not previously disclosed to Lender which has been instituted or, to the knowledge of the Company, is threatened against the Company or its property which, if determined adversely to the Company, would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company; and

(c)  Any Event of Default under this Agreement or the Transaction Documents.

5.13.  Compliance with Laws. Carry on their business activities in substantial compliance with all applicable federal or state laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise their business activities. The Company shall maintain all material rights, liens, franchises, permits, certificates of compliance or grants of authority required in the conduct their businesses.

5.14.  Books and Records. Keep books and records reflecting all of their business affairs and transactions in accordance with generally accepted accounting principles consistently applied and permit Lender, and its representatives, at reasonable times and intervals, to visit all of their offices, discuss their financial matters with officers of the Company and its independent public accountants (and by this provision the Company authorizes its independent public accountants to participate in such discussions) and examine any of their books and other corporate records.

5.15.  Maintain Property. Maintain and keep their assets, property and equipment in good repair, working order and condition, reasonable wear and tear excepted, other than with respect to assets disposed of in the ordinary course of business and from time to time make or cause to be made all needed renewals, replacements and repairs, including but not limited to, renewals, registrations of all licenses, trademarks and patents and other intangible rights.

5.16.  Conduct of Business. Continue to engage primarily in the business being conducted as of the effective date of this Agreement.

5.17.  Maintenance of Insurance. During the term of this Agreement, the Company shall keep and maintain such insurance coverage with financially reputable insurers providing for such coverage not less, and deductibles not greater, than currently maintained by the Company, other than medical malpractice insurance which may be obtained or not obtained by the Company, as they determine, in their sole discretion. Such insurance policies shall contain a clause requiring the insurer to give Lender thirty (30) days’ prior written notice in the event of any anticipated cancellation of the policy for any reason. Cancellation without replacement shall be a default under this Agreement. The Company will deliver evidence of such paid up insurance and the policies of insurance or copies thereof to Lender upon request.

5.18.  Segregation of Accounts. The Company shall, at all times during the term of this Agreement and while any indebtedness remains outstanding to Lender, maintain the accounts pledged to Lender, segregated on their books, and the proceeds thereof received by the Company shall be promptly deposited and maintained by Company at all such times thereafter in segregated accounts so as to allow such proceeds to be readily identifiable and such proceeds shall not be maintained in or deposited into accounts where they are commingled with other proceeds of the Company, upon which Lender has not been granted a security interest pursuant to the terms of the Transaction Documents.

SECTION 6. NEGATIVE COVENANTS

As long as there remains any amount outstanding under the Notes, the Company shall not, unless waived in writing by Lender:

6.1.  Consolidation; Merger; Sale of Assets; Acquisitions. Consolidate with or merge into or with any other entity; or sell (other than sales of inventory in the ordinary course of business), transfer, lease or otherwise dispose of all or a substantial part of their assets; or acquire a substantial interest in another entity either through the purchase of all or substantially all of the assets of that person or the purchase of a controlling equity interest in that person.

6.2.  Liens. Create, incur, assume or suffer to exist any lien on any of their property, real or personal, except (a) liens in favor of Lender; (b) liens for current taxes and assessments which are not yet due and payable; and (c) liens relating to purchase money security interests and equipment leases.

6.3.  Additional Indebtedness. Create, incur, assume or suffer to exist any indebtedness except: (a) indebtedness in favor of Lender and (b) current liabilities incurred in the ordinary course of business including purchase money obligations and leases.

6.4.  Guaranties. Assume, guarantee, endorse or otherwise become liable in connection with the indebtedness of any other person or entity except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

6.5.  Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of their capital stock or membership interests, as applicable, now or hereafter outstanding, return any capital to their stockholders or members, as applicable, or make any distribution of assets to their stockholders or members.

6.6.  Change in Ownership. Permit a material change in the ownership of the Company as in effect on the date of this Agreement.

6.7.  Change in Company. Permit, cause or allow a change in the management of Company without the written consent of Lender.

6.8.  Transfers. The Company shall not sell or transfer all or a portion of the Collateral without the prior written consent of Lender except transfers in the ordinary course of business.

SECTION 7.  EVENTS OF DEFAULT AND REMEDIES

7.1.  Events of Default. The term “Event of Default” shall mean any of the following events:

(a)  The Company shall fail to make any payment to Lender when due; The Company shall have a fifteen (15) day grace period for payment of monthly installments of interest under this paragraph; or

(b)  The Company shall fail to effect the Share Increase in accordance with Section 5.8 herein.

(c)  The Company shall default (other than a default in payment under subsection (a) or (b) above) in the due performance and observance of any of the covenants contained in this Agreement or any of the Transaction Documents and such default shall continue unremedied for a period of thirty (30) days after notice and opportunity to cure from Lender to the Company thereof; or

(d)  The Company shall become insolvent or generally fail to pay or admit in writing its inability to pay its debts as they become due; or the Company shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any of its property, or make a general assignment for the benefit of its creditors; or trustee, receiver or other custodian shall otherwise be appointed for the Company or any of its assets and not be discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against the Company and be consented to or acquiesced in by the Company, or remain undismissed for thirty (30) days; or the Company shall take any corporate action to authorize, or in furtherance of, any of the foregoing; or

(e)  The Company fails to comply with any obligation, covenant or agreement contained in any of the Transaction Documents; or

(f)  Any representation or warranty set forth in this Agreement or any of the Transaction Documents shall be untrue in any material respect on the date as of which the facts set forth are stated or certified or become untrue in any material respect anytime thereafter, provided that the Company shall be given an opportunity to cure such default for a period of thirty (30) days after its occurrence; or

(g)  Any judgments, writs, warrants of attachment, executions or similar process (not undisputedly covered by insurance) in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) shall be issued or levied against the Company or any of its assets and shall not be released, vacated or fully bonded prior to any sale and in any event within thirty (30) days after its issue or levy.

7.2.  Remedies. If an Event of Default described in Sections 7.1(a) or (b) shall occur, the full unpaid balance of the Notes (outstanding balance plus accrued interest) and all other obligations owed to Lender by the Company, whether hereunder or pursuant to any other Agreement or instrument, shall automatically be due and payable without declaration, notice, presentment, protest or demand of any kind (all of which are hereby expressly waived). If any other Event of Default shall occur and be continuing, Lender may declare the outstanding balance of the Notes and all other obligations owed to Lender by the Company pursuant to any other Agreement or instrument, to be due and payable without further notice, presentment, protest or demand of any kind (all of which are hereby expressly waived), whereupon the full unpaid amount of the Notes and all other obligations of the Company to Lender shall become immediately due and payable. Upon any Event of Default hereunder, Lender shall be entitled to exercise any and all rights and remedies available at law or in equity for the collection of the amounts owed under the Notes and all other obligations of the Company to Lender.

SECTION 8. MISCELLANEOUS

8.1.  Waivers, Amendments. The provisions of the Transaction Documents may from time to time be amended, modified, or waived, if such amendment, modification or waiver is in writing and signed by the parties hereto. No failure or delay on the part of Lender or the holder of the Notes in exercising any power or right under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances.

8.2.  Termination. In the event that the Company fails to satisfy the conditions set forth in Section 4 herein (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date; provided, however, that if this Agreement is terminated by Lender pursuant to this Section 8.2, the Company shall remain obligated to pay any and all amounts due under the Notes as of such date.

8.3.  Brokerage. The Company represents that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Company to be paid for or on account of the transactions contemplated hereby.

8.4.  Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by facsimile; (c) three (3) days after being sent by U.S. certified mail, return receipt requested, or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	GWIN, Inc.
5052 South Jones Boulevard
Suite 100
Las Vegas, Nevada 89118
Attention: Douglas R. Miller
Telephone: (702) 967-6000
Facsimile: (702) 967-6002

With a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Boulevard - Suite 2000
Miami, Florida 33131-2399
Attention: Clayton E. Parker, Esq.
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

If to Lender, to:	CSI Business Finance, Inc.
109 North Post Oak Lane, Suite 422
Houston, Texas 77024
Attention: Timothy J. Connolly
Telephone: (713) 621-2737
Facsimile: (713) 586-6678

Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

8.5.  Costs and Expenses. The Company agrees to pay all expenses for the preparation of this Agreement, including exhibits, and any amendments to this Agreement as may from time to time hereafter be required, and the reasonable attorneys’ fees and legal expenses of counsel for Lender, from time to time incurred in connection therewith and the related Transaction Documents. The Company agrees to reimburse Lender upon demand for, all reasonable out-of-pocket expenses (including attorney’ fees and legal expenses) in connection with Lender’s enforcement of the obligations of the Company hereunder or any other Transaction Documents, whether or not suit is commenced including, without limitation, attorneys’ fees and legal expenses in connection with any appeal of a lower court’s order or judgment. The obligations of the Company under this Section 8.5 shall survive any termination of this Agreement.

8.6.  Severability. Any provision of this Agreement or any Transaction Document executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such portion or unenforceability without invalidating the remaining provisions of this Agreement or such Transaction Document or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.7.  Cross-References. References in this Agreement or in any other Transaction Document executed pursuant hereto to any Section are, unless otherwise specified, to such Section of this Agreement or such Transaction Document, as the case may be.

8.8.  Headings. The various headings of this Agreement and of any other Transaction Document executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such Transaction Document or any provisions hereof or thereof.

8.9.  Governing Law; Venue. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto consents to the jurisdiction of the federal and state courts of the State of Texas in any such action or proceeding and waives any objection to venue laid therein.

8.10.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer its rights hereunder without the prior written consent of Lender.

8.11.  Recitals. The recitals to this Agreement are incorporated into and constitute an integral part of this Agreement.

8.12.  Multiple Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

8.13.  Prior Agreement Superceded. This Agreement supercedes in its entirety any prior oral agreements by and between the Company and Lender, with respect to the Loan and related Transaction Documents.

8.14.  Inspection of Collateral and Records. Lender may at its option upon reasonable notice inspect the collateral and records of the Company, at its premises.

8.15.  Waiver of Jury Trial. THE COMPANY AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, AND ANY AGREEMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER AGREEING TO THE TERMS OF THIS AGREEMENT.

8.16.  Time of the Essence. Time is of the essence as to each requirement under the Agreement.

8.17.  Opportunity to Hire Counsel; Role of Kirkpatrick & Lockhart Nicholson Graham LLP. Lender acknowledges that they have been advised and have been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby. Lender further acknowledges that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP has solely represented the Company in connection with this Agreement and the transactions contemplated hereby and no other person.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

THE COMPANY:

GWIN, INC.

By: /s/ Wayne Allyn Root
Name: Wayne Allyn Root
Title: Chief Executive Officer

LENDER:

CSI BUSINESS FINANCE, INC.

By: /s/ Timothy J. Connolly
Name: Timothy J. Connolly
Title: Chief Executive Officer

EXHIBIT A

[FORM OF NOTE]

EXHIBIT B

[DISBURSEMENT INSTRUCTIONS]

DISCLOSURE SCHEDULE

Item 3.3:

On December 1, 2004, the Company closed on a transaction with Laurus Master Fund Ltd. (“Laurus”) in which the Company borrowed $600,000 from Laurus pursuant to a Convertible Term Note (“Term Note”) for $600,000 and the Company issued a seven (7) year warrant to purchase 2,666,667 shares of Common Stock at an exercise price of $0.09 per share. The Term Note is due in three (3) years, bears interest at thirteen percent (13%), with the interest being payable monthly; and principal payments are amortized over the term of the loan with the first payment due February 1, 2005; and the payments of principal and interest may be paid using shares of Common Stock at a price of $0.073, subject to adjustment, if certain conditions are met.

The Term Note is secured by (a) a personal guaranty of Wayne Allyn Root; (b) a pledge by Mr. Root of all of his shares of the Company; (c) an assignment of all of the funds which are released from certain credit card security accounts; and (d) a master security agreement covering all of the assets of the Company.

The loan and sale of the warrant were made pursuant to a Securities Purchase Agreement with Laurus. Laurus has no relationship with the Company or any of its affiliates other than the fact that Laurus entered into a somewhat similar transaction with the Company in 2002, and the Company still owed to Laurus approximately $119,000 as of November 30, 2004 on the original loan transaction. The Company paid to Laurus Capital Management, LLC, the manager of Laurus, a fee of $21,000 plus $10,000 for its expenses. The funds from this loan are being used for general working capital purposes.

The Securities Purchase Agreement required that the Company file a registration statement with the SEC registering the shares to be issued as payments on the Term Note and the shares issuable upon exercise of the warrant (collectively, the “Securities”). As of March 25, 2005, the Company has an effective Registration Statement on Form SB-2 which covers the Securities.

The Company filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on December 2, 2004 disclosing this transaction and copies of the Securities Purchase Agreement and the Term Note are attached as Exhibits 10.27 and 10.28 thereto.

Item 3.4:

In September 2002 the Company entered into an unsecured short term facility (the “New Market Note”) with Newmarket plc (“Newmarket”), a company organized under the laws of the United Kingdom. Pursuant to the New Market Note, Newmarket loaned to the Company $250,000. The Company has paid to Newmarket approximately $100,000 leaving a balance equal to $150,000 plus approximately $18,000 in accrued interest as of the date of this Agreement. The New Market Note has matured. The Company never received any demand or notice of default from Newmarket, and the Company has, since the date of maturity on the New Market Note, made several attempts to contact Newmarket to resolve the debt to no avail. The Company has no evidence of the New Market Note other than email confirmations, which such confirmations are over two (2) years old. Furthermore, the principals of Newmarket were, at the time of the New Market Note, Board members of the Company and thus the New Market Note has been shown as a related party debt.